    As filed with the Securities and Exchange Commission on April 26, 2001

                                                     Registration No.  333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            ______________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________
                                  NTELOS Inc.
            (Exact Name of Registrant as Specified in Its Charter)

           Virginia                              4813                        54-1443350
(State or Other Jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
Incorporation or  Organization)          Classification Number)        Identification Number)

                          401 Spring Lane, Suite 300
                                 P.O. Box 1990
                          Waynesboro, Virginia 22980
                                (540) 946-3500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           _________________________

                             Michael B. Moneymaker
     Sr. Vice President, Chief Financial Officer, Treasurer and Secretary
                          401 Spring Lane, Suite 300
                                 P.O. Box 1990
                          Waynesboro, Virginia 22980
                                (540) 946-3500
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent For Service)

                                  Copies to:
                                David M. Carter
                               Hunton & Williams
                          600 Peachtree Street, N.E.
                            Atlanta, Georgia 30308
                                (404) 888-4246
                          (404) 888-4190 (facsimile)

                           _________________________

     Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                             Proposed Maximum        Proposed Maximum
Title of Each Class of Securities        Amount to be       Offering Price Per          Aggregate                Amount of
        to be Registered                  Registered               Share            Offering Price          Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
280,000 warrants to purchase common       280,000                  $0.75                $210,000                 $53 (2)
stock, no par value (1)
=============================================================================================================================

     (1) The 280,000 warrants were issued together with our 13% senior notes in a unit placement we completed in July 2000. Each warrant represents the right to purchase 1.8 shares of our common stock at an exercise price of $47.58 per share.

     (2) Calculated in accordance with Rule 457(c) solely for purposes of computing the amount of the registration fee.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 26, 2001
-------------------------------------------------------------------------------
                              P R O S P E C T U S
-------------------------------------------------------------------------------


                                  NTELOS Inc.
                               280,000 Warrants

     This prospectus relates to the resale of 280,000 warrants issued in connection with our placement of 280,000 senior units. Each unit consisted of $1,000 principal amount of NTELOS 13% senior notes due 2010 and one warrant to purchase 1.8 shares of NTELOS common stock at an exercise price per share of $47.58, subject to adjustment, which the selling security holders listed in the section of this prospectus captioned "Selling Security Holders" may offer for resale.

     After registration, the warrants may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may offer the warrants through underwriters, dealers or agents on terms to be determined at the time of the sale. To the extent required, the specific warrants to be sold by the selling security holders, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.
The aggregate proceeds to the selling security holders from the sale of the warrants will be the purchase price of the warrants less the aggregate agents' or dealers' commissions and underwriters' discounts, if any. See "Plan of Distribution" on page 33.

     The selling security holders and any agents, dealers or underwriters that participate with the selling security holders in the distribution of the warrants may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Our common stock is quoted on the Nasdaq National Market under the symbol "NTLO." On April 20, 2001, the reported last sale price of our common stock on the Nasdaq National Market System was $18.01 per share.

     There is no public market for the warrants. The warrants currently are eligible for trading in the PORTAL Market. Following registration of the warrants pursuant to the registration statement, of which this prospectus forms a part, the warrants will not be eligible for PORTAL Market trading.

     This prospectus includes additional information on the terms of the warrants and our capital stock.

 Investing in the warrants involves a high degree of risk.  See "Risk Factors"
                             beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _____ __, 2001.
-------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. The SECURITIES May not be sold UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
Where to Find More Information..................................     3
Forward-Looking Statements......................................     5
Certain Definitions.............................................     6
The Company.....................................................     7
Use of Proceeds.................................................     8
Risk Factors....................................................     9
Description of NTELOS Capital Stock.............................    19
Description of the Warrants.....................................    26
Material U.S. Federal Tax Considerations........................    29
Selling Security Holders........................................    32
Plan of Distribution............................................    33
Legal Matters...................................................    34
Experts.........................................................    34

                                 ------------

                          WHERE TO FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, our capital stock and the warrants, you should refer to the registration statement. This prospectus summarizes material provisions of agreements and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents, which can be found as either exhibits to the registration statement or exhibits to other filings we have made. This prospectus incorporates important business and financial information about NTELOS that is not included in or delivered with this document.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning NTELOS at the offices of The Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     NTELOS incorporates by reference the documents (or portions thereof) listed below. Some of these filings have been amended by later filings, which also are listed. NTELOS may be required by the Securities and Exchange Commission to file other documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the completion of this offer. These other documents (or portions thereof) will be deemed incorporated by reference in this prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this prospectus concerning the provisions of any document (or portions thereof) filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

     You should rely only on the information incorporated by reference or provided in this prospectus, dated _____ __, 2001. You should not assume that the information in this prospectus is accurate as of any date other than that date.

     We also incorporate by reference additional documents (or portions thereof) that may be filed with the Securities and Exchange Commission between the date of this prospectus and the completion of this offer. The following documents (or portions thereof) are hereby incorporated by reference into this prospectus.

Securities and Exchange Commission Filings of NTELOS Inc.
(formerly CFW Communications Company) (File No. 0-16751)                           Period/Filing Date
---------------------------------------------------------------------------  ------------------------------------
Prospectus filed pursuant to Rule 424(b) (for purposes of incorporating        November 9, 2000
 the financial statements listed below)
 PrimeCo Personal Communication, L.P., Richmond Major Trading Area
   Audited Financial Statements
   Unaudited Interim Financial Statements
 Virginia PCS Alliance, L.C.
   Audited Financial Statements
   Unaudited Interim Financial Statements
Definitive Proxy Statement                                                     March 30, 2001
Annual Report on Form 10-K                                                     Fiscal year ended December 31, 2000
Current Report on Form 8-K                                                     January 24, 2001
Current Report on Form 8-K                                                     February 13, 2001
Current Report on Form 8-K                                                     April 25, 2001

     Documents incorporated by reference are available from us without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request from us in writing or by telephone at the following address:

                                  NTELOS Inc.
                          401 Spring Lane, Suite 300
                                P. O. Box 1990
                          Waynesboro, Virginia  22980
                         Attn:  Michael B. Moneymaker
                                (540) 946-3500

                            FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference into this prospectus contain various "forward-looking statements," as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business. These forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by us or on our behalf, including, among other things:

     . changes in industry conditions created by federal and state legislation and regulations;

     .  successful integration of acquisitions;

     . the achievement of build-out, operational, capital, financing and marketing plans relating to deployment of PCS services;

     . retention of our existing customer base and service levels and our ability to attract new customers;

     . continuation of economic growth and demand for wireless and wireline communications services;

     .  rapid changes in technology;

     . the competitive nature of the wireless telephone and other communications services industries;

     .  adverse changes in the roaming rates we charge and pay;

     . the capital intensity of the wireless telephone business and our debt structure;

     . our substantial debt obligations and our ability to service those obligations;

     .  the cash flow and financial performance of our subsidiaries;

     . restrictive covenants and consequences of default contained in our financing arrangements;

     . our opportunities for growth through acquisitions and investments and our ability to manage this growth;

     . the level of demand for competitive local exchange services in smaller markets;

     .  our ability to manage and monitor billing; and

     .  possible health effects of radio frequency transmission.

     Words and phrases such as "expects," "estimates," "intends," "plans," "believes," "projection," "will continue" and "is anticipated" are intended to identify forward-looking statements.

     The results referred to in forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. We are not obligated to update or revise any forward-looking statements or to advise of changes in the assumptions on which they are based, whether as a result of new information, future events or otherwise. All forward-looking statements should be viewed with caution.

     This prospectus includes statistical data and forecasts concerning the communications industry that we obtained from industry publications. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. Forecasts of developing industries, such as ours, are not based upon sophisticated analyses of a substantial amount of historical data as is the case for more mature industries. Often, interviews with corporate leaders in developing industries, such as ours, form the basis for much statistical data and forecasts. Thus, statistical data and forecasts for developing industries, such as ours, are much less likely to be accurate. We also have not sought the consent of any of these sources to refer to their data in this prospectus.

                               CERTAIN DEFINITIONS

     Except where otherwise indicated, the terms "NTELOS," "NTELOS Inc.," the "company," "our company," "us," "our" and "we" as used in this prospectus refer to NTELOS Inc. and its subsidiaries on a consolidated basis, except where it is made clear that such term means only NTELOS Inc. The term "pops" as used in this prospectus refers to the population of a market, derived from, except where otherwise indicated, the Kagan's 1999 Cellular/PCS POPs Book, which is published by Paul Kagan Associates, Inc., a leading independent media and communications association. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holder.

     The term "Transactions" as used in this prospectus refers to the following transactions that have recently been completed:

     .  the issuance and sale of $375 million of debt securities, consisting of:
        $280,000,000 aggregate amount of 13.0% Senior Notes due 2010, 280,000 warrants to purchase 1.8 shares of our common stock, and $95,000,000 of 13.5% Subordinated Notes due 2011;

     .  the borrowings under the new senior credit facility;

     .  the repayment of our existing senior indebtedness;

     .  the issuance and sale of our Series B and Series C Preferred Stock;

     . our acquisition of the digital wireless operations of PrimeCo PCS, L.P. in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia markets, which we refer to in this prospectus as Richmond-Norfolk PCS;

     .  our merger with R&B Communications, Inc.;

     . our acquisition of personal communications services, or PCS, licenses from AT&T and disposition of wireless communications services, or WCS, licenses to AT&T;

     . our consolidation of Virginia PCS Alliance, L.C. ("Virginia Alliance") and West Virginia PCS Alliance, L.C. ("West Virginia Alliance"), or the Alliances, through which we conduct our PCS operations;

     . the dispositions of our partnership interest in Virginia RSA 5 Limited Partnership ("RSA5") and the analog cellular operations and assets of our Virginia RSA 6 Cellular Limited Partnership ("RSA6"); and

     .  the disposition of our directory assistance operations.


                                  THE COMPANY

Overview


     We are a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina. We own our digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end- to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies. As of December 31, 2000, we had approximately 168,400 wireless subscribers, approximately 54,300 installed incumbent local exchange carrier access lines, which we refer to throughout this propsectus as ILEC, and competitive local exchange carrier access lines, which we refer to throughout this prospectus as CLEC.

     Our business encompasses both wireless and wireline communications services:

     . Wireless. Our wireless business consists primarily of digital PCS services, which we offer in Virginia, West Virginia, North Carolina and Kentucky. We complement our wireless voice services with wireless Internet and data services. Our PCS network utilizes digital CDMA technology, which provides high bandwidth capacity at comparatively low cost and can be upgraded to support enhanced capabilities. We believe that the combination of our CDMA technology, our bandwidth capacity and the LMDS and MMDS wireless spectrum that we own positions us to capitalize on opportunities in the growing wireless data market. As of December 31, 2000, we owned licenses covering approximately 8.5 million pops (and had pending licenses for 2.5 million additional pops pursuant to an exchange agreement with AT&T) and provided PCS services to approximately 168,400 subscribers.

     . Wireline. We provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 104-year-old local telephone company. As of December 31, 2000, our ILEC had approximately 39,700 residential and business access lines installed. As a CLEC, we serve nine markets in three states and intend to continue our expansion into contiguous and other nearby markets. Since commencing CLEC operations in mid-1998, we have grown our number of installed business access lines to approximately 14,600, as of December 31, 2000. In addition, we provide wireline Internet access through a local presence in Virginia, West Virginia, Tennessee and North Carolina. We offer high-speed data services, such as dedicated service and DSL, and dial-up services in a growing number of markets within these four states. As of

        December 31, 2000, our Internet customer base totaled approximately 59,200 dial-up subscribers and 1,600 DSL subscribers.

     Our wireless and wireline businesses are supported by our fiber optic network, which currently includes 1,700 route-miles. This network gives us the ability to originate, transport and terminate much of our customers' communications traffic in many of our service markets. We also use our network to back-haul communications traffic for our retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. Our fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

Recent Developments

     We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. In connection with our expansion, we have received additional equity investments. We are also divesting non-strategic assets. Transactions that were completed in 2000 and 2001 include:

     .  changing our legal name to NTELOS Inc.;

     .  acquisition of Richmond-Norfolk PCS;

     .  acquisition of a controlling interest in the Virginia Alliance;

     . our merger with R&B Communications, an integrated communications provider in a geographic market contiguous to ours, which gave us a controlling interest in the West Virginia Alliance;

     . equity investments from Welsh Carson Anderson & Stowe and its affiliates ("WCAS") and affiliates of Morgan Stanley & Co. Incorporated ("Morgan Stanley");

     . acquisition of certain PCS licenses from AT&T that added 2.5 million pops in certain markets in Pennsylvania;

     . sales of our membership interest in RSA5, our RSA6 wireless analog operations and assets, our directory assistance operations and communications tower sites; and

     .  arrangement of a new senior credit facility.


     We are a Virginia corporation with principal executive offices located at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. Our telephone number is (540) 946-3500, and our Web site is http://www.ntelos.com. The information on our Web site is not incorporated by reference into this prospectus. Our common stock is traded through the facilities of the Nasdaq Stock Market under the symbol "NTLO."

                                 USE OF PROCEEDS

     We are registering the warrants offered by this prospectus for the account of the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." All of the net proceeds from the sale of the warrants will go to the selling security holders who offer and sell their warrants. We will receive the exercise price of $47.58 per share for the shares of common stock we issue upon exercise of the warrants. We intend to use the proceeds we receive from the exercise of the warrants for general corporate purposes.

                                   RISK FACTORS

     Before investing in the warrants, you should carefully consider the following factors and other information in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of the following risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below or elsewhere.

Risks Relating to Us and Our Business

     Our substantial indebtedness poses important consequences to you.

     We have a significant level of debt and interest expense. As of December 31, 2000, we had approximately $556 million of indebtedness. We also have the ability to incur $150 million of additional debt under our new senior credit facility, subject to certain conditions. In addition, for the year ended December 31, 2000, after giving effect to the Transactions our net interest expense would have been approximately $71.6 million and our earnings would have been insufficient to cover fixed charges by approximately $137.0 million. Further, the indentures governing our notes allow us to incur additional debt under certain circumstances. If we incur additional debt, the related risks that we now face could increase.

     Our substantial indebtedness poses important consequences to you, including the risks that:

     . we will use a substantial portion of our cash flow from operations, if any, to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     . our indebtedness may limit our ability to obtain additional financing on satisfactory terms, if at all;

     . insufficient cash flow from operations may force us to sell assets, restructure or refinance our debt, or seek additional equity capital, which we may be unable to do at all or on satisfactory terms;

     . our level of indebtedness may make us more vulnerable to economic or industry downturns;

     . indebtedness under our new senior credit facility bears interest at variable rates, which could create higher debt service requirements if market interest rates increase;

     . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, would have a material adverse effect on us; and

     . our debt service obligations increase our vulnerabilities to competitive pressures, as many of our competitors will be less leveraged than we are.

     These risks may directly impact our ability to service our debt obligations.

     Our historical operations results are not representative of recent results.

     Our operating results have historically been generated by our ILEC operations, and we have had stable revenues and positive cash flow from operations and EBITDA. In recent years, our cash flows and EBITDA have been negatively impacted by our early stage businesses. This trend has been exacerbated because we acquired additional early stage businesses in the Transactions. In 2000, we generated significant operating losses and experienced a substantial reduction in cash flow from operations. We expect reported operating losses in 2001 to substantially increase as compared to reported operating losses in 2000.

     We may not be able to manage the rapid growth associated with our strategy of growth through acquisitions, which would cause significant strain on our management, financial and other resources.

     As part of our growth strategy, we intend to expand our current business in adjacent areas through acquisitions, including, for example, the R&B Communications merger and our acquisition of Richmond-Norfolk PCS. These transactions impose substantial integration risks on us. We may also engage in other acquisitions, including local and regional Internet service providers, ILEC and CLEC operations, PCS licenses and fiber optic networks. Our ability to engage in acquisitions will depend on our ability to identify attractive acquisition candidates, and if necessary, obtain financing on satisfactory terms. We will also face competition for suitable acquisition candidates, which may increase our costs and limit the number of suitable acquisition candidates. In addition, customers and employees frequently terminate their relationships with acquired companies. After our acquisition of Richmond-Norfolk PCS, we experienced increased customer turnover. Expansion of our operations and the integration of future acquisitions will place a significant strain on our management, financial and other resources and on our systems.

     We face risks that the systems we own and acquire will not perform as we expect. In addition, we may incur unanticipated liabilities or contingencies from acquired companies and we may have reduced earnings due to amortization, increased interest costs and costs related to integration. Our ability to manage future growth will depend upon our ability to:

     .  monitor operations;

     .  control costs;

     . integrate acquired operations, including financial, computer, operating and accounting systems;

     . prevent the attrition of key employees and the loss of significant customers of acquired businesses;

     .  maintain effective quality controls; and

     .  expand our internal management, technical and accounting systems.

     A failure to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

     We face competition in the communications industry generally from competitors with substantially greater resources than us and from competing technologies.

     We operate in an increasingly competitive environment. As an integrated communications provider, we face competition in our business from:

     . competitive local exchange carrier operations (which we refer to in this document as CLEC), including Adelphia, Fibernet and Comscape;

     . incumbent local exchange carrier operations (which we refer to in this document as ILEC), including Verizon and Sprint;

     . Internet service providers, including AOL, EarthLink, PSI Net, and BellSouth;

     . wireless communications providers, including Sprint, AT&T/SunCom, Verizon Wireless and Cellular One;

     .  cable television companies, including Adelphia; and

     .  resellers of communications services and enhanced services providers.

     In addition, we expect that, over time, wireless communications services providers will compete more directly with wireline telephone services providers. We generally compete on the basis of price and service quality.

     Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own telephone network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, we have experienced price competition, which is expected to continue. In each of our service areas, additional competitors could build facilities. If additional competitors build facilities in our service areas, this price competition may increase significantly.

     Many of our competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than we have and greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, we may not be able to compete successfully. We expect that increased competition will result in more competitive pricing. We have already witnessed declining average revenue per subscriber due to two new entrants in the Richmond Major Trading Area in 1999. Companies that have the resources to sustain losses for some time have an advantage over those companies without access to these resources. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets.

     Additionally, many of our competitors have national networks, which enables them to offer long-distance telephone services to their subscribers without imposing additional charges, or incurring any incremental cost. Therefore, some of our competitors are able to offer pricing plans that include "free" long-distance. We do not have a national network, and we must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. Accordingly, we will not be able to provide long-distance services without imposing additional charges on subscribers or subsidizing their long-distance calls and may face a disadvantage in attracting or retaining customers who require long-distance services.

     We also compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio, domestic and global mobile satellite service and third generation, or 3G, wireless technologies. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. Each of the factors and sources of competition discussed above could have a material adverse affect on our business.

     If we are unable to add a sufficient number of new PCS customers to support our PCS business plans and to generate sufficient cash, we will have to depend significantly on our local telephone operations to generate cash flow.

     Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise capitalize on wireless opportunities. We must increase our subscriber base without excessively reducing the prices we charge to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. Additionally, our business strategy is to establish a PCS presence in new markets and then supplement our PCS services with CLEC and Internet services. This strategy is in the early stages of implementation and is still unproven. We have historically relied significantly on revenues generated by our local telephone operations to grow our business. If our PCS strategy is unsuccessful, we will remain heavily dependent on our local telephone operations to meet our cash flow needs.

     If we fail to raise the capital required to build-out and operate our planned networks, we may experience a material adverse effect on our business.

     We require significant additional capital to build-out and operate planned networks and for general working capital needs. After giving effect to our recent transactions, we expect our capital expenditures for the year 2001 to be between $90 million to $100 million. Our cash flows from operations will not be enough to cover our anticipated capital expenditures. We may require additional and unanticipated funds if we make acquisitions, if there are significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, or if we incur engineering design changes or other technological risks. We will also require additional capital to invest in any new wireless or wireline opportunities, including capital for license acquisition costs. We may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital on favorable terms, or at all. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures at a distressed sale price.

     If we experience a high rate of PCS customer turnover, our costs could increase and our revenues could decline.

     Many PCS providers in the U.S. have experienced a high rate of customer turnover, even when compared to analog cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. We cannot assure you that our strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing costs to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

     Our results of operations may decline if the roaming rates we charge for the use of our network by outside customers decrease or the roaming rates we pay for our customers' usage of third party networks increase.

     We earn revenues from customers of other wireless communications providers who enter our service areas and use our network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and we expect that these declines will continue for the foreseeable future. Similarly, because we do not have a national network, we must pay roaming charges to other communications providers when our wireless customers use their networks. We have entered into roaming agreements with other communications providers that govern the roaming rates that we are permitted to charge and that we are required to pay. If these roaming agreements are terminated, the roaming rates we currently charge may further decrease and the roaming rates that we are charged may increase and, accordingly, our revenues and cash flow may decline.

     Our larger competitors may build networks in our markets, which may result in decreased roaming revenues and severe price-based competition.

     We compete with several wireless providers in each of our markets. Our current roaming partners or other larger wireless providers might build their own digital PCS networks in our service areas. Should this occur, use of our networks for roaming would decrease and our roaming revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in our service areas could introduce significantly higher levels of price competition and reduce our revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. We expect this trend to continue into the foreseeable future. As per-minute rates continue to decline, our revenues and cash flows may be adversely impacted.

     The loss of officers and skilled employees that we depend upon to operate our business and implement our business plans could have a material adverse effect on our business.

     The loss of our key officers could hurt our ability to offer our products and services. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. Additionally, we will rely on the expertise of various R&B and Richmond-Norfolk PCS officers and skilled employees to execute our business plans. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel.

     Continued expansion of our network, services and subscribers could be slowed if we cannot manage our growth.

     We have rapidly expanded and developed our network and geographic areas of operation. Our expansion and development has placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated expansion effectively, which would harm our business, results of operations, financial condition and our ability to make payments on our debt.

     Our further expansion and development will depend on a number of factors, including:

     .  cooperation of the existing local telephone companies;

     .  regulatory and governmental developments;

     .  changes in the competitive climate in which we operate;

     . successful implementation of customer billing, order processing and network management systems;

     . increasing number of customers and changes in their service requirements;

     .  demand for greater data transmission capacity;

     .  availability of financing;

     .  technological developments;

     .  availability of rights-of-way, building access and antenna sites;

     . availability of qualified consultants and contractors to assist in the design and engineering of our network;

     . our ability to hire and retain a sufficient number of qualified employees;

     .  existence of strategic alliances or relationships; and

     .  emergence of future opportunities.

     We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our existing and new employees.

     Failure to maintain billing and customer information systems effectively may adversely affect our ability to bill and receive payments from customers.

     We use sophisticated information and processing systems which are vital to our growth and our ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Billing and information systems have historically been produced by outside vendors. As we continue providing more services, we will need more sophisticated billing and information systems. In addition, we must successfully integrate the billing and information systems of R&B, Richmond-Norfolk PCS and other future acquisitions into our systems. Our failure, or the failure of vendors, to adequately identify all of our information and processing needs or to upgrade systems as necessary could have a material adverse effect on our business. Also, call detail records may not be accurately recorded and customer bills may not be generated promptly or accurately, which could adversely affect our ability to promptly collect on customer balances due to us.

     We must secure unbundled network elements at reasonable rates or our CLEC expansion may be delayed and our quality of service may decline.

     In providing our CLEC services, we interconnect with and use incumbent telephone companies' networks to access our customers. Therefore, we depend upon the technology and capabilities of incumbent telephone companies. Our CLEC operations depend significantly on the quality and availability of the incumbent telephone companies' copper lines and the incumbent telephone companies' maintenance of these lines. We must also maintain efficient procedures for ordering, provisioning, maintaining and repairing lines from the incumbent telephone companies. We may not be able to obtain the copper lines and services we require from the incumbent telephone companies at satisfactory quality levels, rates, terms and conditions. If we fail to do so, it could delay the expansion of our CLEC networks and degrade the quality of our services to our CLEC customers. If these events occur, we will experience a material adverse effect on our CLEC business.

     We also provide a digital subscriber line service, which we refer to in this prospectus as DSL. To provide unbundled DSL-capable lines that connect each end-user to our equipment, we rely on incumbent telephone companies. The Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. Charges for DSL-capable lines and other unbundled network elements may vary based on rates proposed by incumbent telephone companies and approved by state regulatory commissions. Increases in these rates could result in a material adverse effect on our CLEC business.

     Successful expansion of our CLEC operations into new markets is dependent on interconnection agreements, permits and rights-of-way.

     The successful expansion of our CLEC operations will depend, in part, on our ability to implement existing interconnection agreements and enter into and implement new interconnection agreements as we expand into new markets. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, FCC and judicial oversight. We have successfully negotiated interconnection agreements with the ILECs in the areas we serve. These interconnection agreements have fixed terms, however, and several have expired or will expire in the near future. These agreements must be renegotiated or re-arbitrated. We cannot assure you that we will be able to renegotiate existing or enter into new interconnection agreements in a timely manner on terms favorable to us. We must also maintain existing and obtain new local permits, including rights to utilize underground conduit and pole space and other rights-of-way. We cannot assure you that we will be able to maintain our existing permits and rights or obtain and maintain other permits and rights needed to implement our business plan on acceptable terms. Cancellation or non-renewal of our interconnection agreements, permits, rights-of-way or other arrangements could materially adversely affect our business. In addition, the failure to enter into and maintain any required arrangements for a new market may affect our ability to develop that market.

     If we lose our collocation rights or our right to install equipment on towers owned by other carriers or fail to obtain zoning approval for our cell sites, we may have to rebuild our network.

     We currently collocate our cell sites on facilities shared with one or more wireless providers. As we expand our network, we intend to continue to collocate our cell sites. If we are unable to secure future collocation agreements in favorable locations or our current collocation agreements are terminated, we would have to find new sites. Additionally, if our equipment had already been installed we may have to rebuild that portion of our network. Some of the cell sites are likely to require us to obtain zoning variances or local governmental or third party approvals or permits. We may also have to make changes to our radio frequency design as a result of difficulties in the site acquisition process.

     We may have difficulty in obtaining infrastructure equipment required in order to meet our network expansion goals.

     If we are unable to acquire the necessary equipment to expand our fiber optic network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet our expansion goals. The demand for the equipment that we need to construct our fiber optic network is considerable and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have more established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment.

     A substantial increase in fraudulent and/or unbilled use of our network would adversely affect our business operations.

     We incur costs associated with unauthorized use of our network. Fraud could adversely affect our business by increasing interconnection costs, capacity costs, administrative and capital costs, costs incurred for fraud prevention, and payments to other carriers for unbillable fraudulent roaming. If the costs associated with unauthorized use of our wireless network become substantial, we may experience a material adverse effect on our business, prospects, operating results and ability to service our debt.

     The loss of our licenses could adversely affect our ability to provide wireless and wireline services.

     In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If we fail to file for renewal of these licenses or fail to meet any licensing requirements, we could be denied a license renewal and, accordingly, our ability to continue to provide service in that license area would be adversely affected.

     Because we rely heavily on a retail distribution channel, we are subject to risks generally associated with retail operations that could adversely impact our operations and financial condition.

     Our sales strategy utilizes product and service distribution through retail stores and kiosks. We currently own 46 retail stores consisting of related outlets and kiosks. Also, as we expand into new markets, we will continue to open new retail outlets. Accordingly, we must successfully manage various risks associated with retail operations, including inventory management, internal and external theft, the ability to hire and retain qualified and knowledgeable employees, employee turnover and training expenses, collective employee action, and identifying and securing suitable locations. If we can't manage any of these factors successfully, it could have a material adverse impact on our business strategy, operations and financial condition.

     Our articles of incorporation, bylaws, shareholder rights plan and Virginia law contain provisions that could discourage a takeover.

     Provisions of our articles of incorporation, bylaws and Virginia law may discourage, delay or prevent a merger or acquisition that holders of the warrants or our other shareholders may consider favorable. For example, the provisions of our articles of incorporation and bylaws establish a classified board of directors, of which only a portion of the total number of directors will be elected at each annual meeting, and authorize the board to issue preferred stock with substantial voting rights. In addition, our bylaws provide that a shareholder meeting must be called by the Chairman of the Board, the President or a majority of the Board and that the shareholders must provide advance notice if they plan to nominate directors at the meeting. We also have a shareholder rights plan that could significantly discourage, delay or prevent a merger or acquisition. The rights become exercisable if a person or group acquires or makes a tender offer for 15% or more of our beneficial ownership. We also have agreements with certain officers that would provide them with certain protection upon any change of control. In addition, as a Virginia corporation, we would also be subject to the Virginia anti-takeover statute contained in Article 14 and Article 14.1 of the Virginia Stock Corporation Act.


Risks Relating to the Communications Industry

     Rapid and significant technological changes in the communications industry may adversely affect us.

     We face rapid and significant changes in technology, and we rely on third parties for the development of and access to new technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to us. We employ code division multiple access, known as CDMA, which is a relatively new technology. CDMA may not provide the advantages expected by us. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require us to change our digital technology which, in turn, may require us to incur substantial costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

     In particular, the wireless communications and Internet industries are experiencing significant technological change, including:

     . an increasing pace in digital upgrades of existing analog wireless systems;

     .  evolving industry standards;

     . the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

     .  ongoing improvements in the capacity and quality of digital technology;

     .  shorter development cycles for new products and enhancements; and

     .  changes in end-user requirements and preferences.

     We cannot predict the effect of technological changes on our business. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Our failure to obtain access to this new technology could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

     We are subject to a complex and uncertain regulatory environment that may require us to alter our business plans and increase our competition.

     The U.S. communications industry is subject to federal, state and other regulation that is continually evolving. As new communications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation have had, and are likely to have, both positive and negative effects on us and our ability to compete. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access. Although no CLECs have entered our ILEC markets, it is possible that one or more may enter our market to compete for our largest business customers. Federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on our businesses. Further, we cannot assure you that federal, state or local governments will not enact regulations or take other actions that might have a material adverse effect on our business. These changes could materially and adversely affect our business prospects, operating results or our ability to service our debt, including the notes.

     The possible health effects of radio frequency emission may adversely affect the demand for wireless telephone services.

     Media reports have suggested that certain radio frequency emissions from portable wireless telephones may be linked to various health concerns, including cancer, and may interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of wireless telephones, which could have an adverse effect upon our business. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including portable wireless telephones. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices.

     The risks associated with using wireless telephones while driving may lead to increased legislation or liability for accidents, which may have an adverse impact on our operations.

     There may be safety risks associated with the use of portable wireless phones while driving. Concerns over these putative safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service. Furthermore, its possible that government authorities will increase regulations of wireless telephones resulting from these concerns or that wireless telephone companies may be liable for costs or damages associated with these concerns. If new legislation limits our ability to market and sell wireless service or results in decreased demand for our services, or we are held liable for automobile accidents that occur while a driver is using a wireless phone, our operations and financial condition may be adversely impacted.

Market Risks

     There is no guarantee a public market for the warrants will develop.

     There is currently no public market for the warrants. We cannot guarantee that a liquid market for the warrants will develop. If an active market does not develop, the market price and liquidity of the warrants may be adversely affected. Historically, the market for warrants such as those offered in connection with this prospectus has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot guarantee that, if a market for the warrants does develop, this market would not be subject to similar disruptions. Any disruption may have an adverse effect on the value of the warrants.

     The market price of our common stock has been volatile in the past and it may continue to be volatile.

     The market price of our common stock has been volatile in the past and it may continue to be volatile and may fluctuate due to factors such as:

     .  actual or anticipated fluctuations in quarterly and annual results;

     .  announcements of technological innovations;

     .  introduction of new services;

     .  mergers and strategic alliances in the communications industry; and

     .  changes in government regulation.

     Any of these events may cause the market price of our common stock to fall. In addition, the stock market in general and the market prices for communications companies in particular have experienced significant volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.


                      DESCRIPTION OF NTELOS CAPITAL STOCK

     The following description of the material characteristics of our capital stock is intended as a summary only and is qualified in all respects by reference to our articles of incorporation, our bylaws and applicable Virginia law. Each of our articles of incorporation and bylaws are incorporated herein by reference.

General

     Our authorized equity capitalization is 76,000,000 shares of stock, consisting of 1,000,000 shares of preferred stock, no par value per share, and 75,000,000 shares of common stock, no par value per share. Neither the holders of the common stock nor of the preferred stock, currently outstanding or hereafter authorized, will be entitled to any preemptive or other subscription rights.

Common Stock

     As of March 13, 2001, there were 16,852,922 shares of our common stock outstanding held by approximately 3,508 holders of record. Also, as of March 13, 2001, we had reserved for issuance 8,538,000 shares of our common stock as follows: 800,000 shares reserved for issuance upon exercise of warrants other than those offered by this prospectus; 975,000 shares of common stock reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under NTELOS equity incentive plans; approximately 5,979,000 shares of common stock reserved for issuance under our outstanding convertible preferred stock; and 504,000 shares issuable upon exercise of the warrants offered under this prospectus.

     Holders of common stock are entitled to receive dividends when, as and if declared by the board, out of funds legally available therefor. The terms of our outstanding indebtedness restrict our ability to declare or pay dividends. Dividends on outstanding shares of our preferred stock are required to be paid in full before payment of any dividends on our common stock. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of outstanding preferred stock.

     The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights, if any, of each series of our preferred stock that is outstanding. Our articles of incorporation and bylaws contain no restrictions on the repurchase or redemption of the common stock. All the outstanding shares of common stock are fully paid, legally issued and nonassessable.

Preferred Stock

     As of March 13, 2001, there were 250,000 shares of our preferred stock outstanding, held by approximately 20 holders of record. Of the 250,000 shares of our preferred stock, 112,500 shares of series B preferred stock are issued and outstanding and 137,500 shares of series C preferred stock are issued and outstanding. Additionally, 100,000 shares of series A junior preferred stock have been authorized and reserved for issuance in connection with the preferred shares purchase rights described below.

     We have entered into a shareholders agreement with the holders of our series B preferred stock and series C preferred stock, dated as of July 11, 2000 and amended and restated as of October 23, 2000. The shareholders agreement defines certain rights with respect to our preferred stock, as described below.

     Our issued and outstanding preferred shares rank prior to the common stock as to dividends and as to distributions in the event of our liquidation, dissolution or winding up. The ability of the board to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of our common stock and, under various circumstances, may discourage an attempt by others to gain control of NTELOS.

     Series B Preferred Stock

     As of March 13, 2001, there were 112,500 outstanding shares of our series B preferred stock.

     Stated Value. The series B preferred stock has a stated value of $1,000 per share.

     Dividend Rights. Upon declaration by our board of directors, each holder of series B preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series B preferred stock accrue at the annual rate of 8.5% per annum of the stated value per share. If dividends are not paid in cash, they will be added to the stated value of the series B preferred stock semi-annually.

     Conversion Rights. Each holder of series B preferred stock has the right, at any time and at the holder's option, to convert any or all outstanding shares of series B preferred stock into shares of our common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $41.00. The conversion rate is subject to adjustment under the terms of the series B preferred stock anti-dilution protections as described in the following paragraph.

     Anti-Dilution Protection. The series B preferred stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances of our common stock below the then effective conversion price.

     Rank. The series B preferred stock ranks equally with our series C preferred stock and prior to the common shares and any of our other equity securities.

     Voting Rights. The holders of series B preferred stock are entitled to vote with the holders of the common stock on an as-converted basis. Under the terms of the shareholders agreement, WCAS has agreed with us not to vote shares representing more than 14.9% of the votes entitled to be cast by all holders of voting securities until such time as Federal Communications Commission regulations would permit full voting rights. WCAS has granted Morgan Stanley a proxy to cast WCAS' votes in excess of 14.9%; provided, however, Morgan Stanley may not cast an aggregate number of votes that exceeds 9.9% of the votes entitled to be cast by all holders of our stock on a particular matter. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast that are not voted by Morgan Stanley pursuant to this proxy, will be voted proportionally with the shares held by our common shareholders.

     Board Representation. For so long as at least 45,000 shares of series
B preferred stock are held by WCAS and Morgan Stanley, then the majority of the outstanding shares of series B preferred stock held by WCAS and Morgan Stanley are entitled to elect in the aggregate two of our directors. WCAS has agreed with us to elect only one director until such time as Federal Communication Commission regulations would permit WCAS to control the election of more than 14.9% of our directors. For so long as the holders of series B preferred stock are entitled to nominate at least one member to our board, at least one director so elected will be appointed to each committee of the board. As long as the holders of series B preferred stock are entitled to nominate members to our board, unless the holders otherwise agree, the board shall be no larger than 11 directors.

     Liquidation Preference. Each share of series B preferred stock has a liquidation preference equal to the greater of its stated value plus all accrued dividends, whether or not these dividends are earned or declared, or the amount that would have been payable with respect to the number of shares of common stock into which a share of series B preferred stock was convertible immediately before such date.

     Put/Conversion Rights. Holders of a majority of series B preferred stock may require us to purchase all outstanding shares of series B preferred stock at a price per share equal to the stated value of the series B preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

     Change of Control. Upon a change of control, each holder of series B preferred stock may require us to convert its series B shares into cash, our common stock or a combination of cash and our common stock.

     Veto Rights. For so long as the series B preferred stock remains outstanding:

     . consent of all holders of the series B preferred stock is required for any action that alters or changes the rights, preferences or privileges of the series B preferred stock; and

     . consent of the holders of at least a majority of the series B preferred stock is required for any action that:

        . increases or decreases the authorized number of series B preferred stock;

        . amends or waives any provision of our Articles of Incorporation or bylaws that adversely affects the series B preferred stock;

        . authorizes the issuance of any additional shares of series B preferred stock or of any equity security that is equal with or with a priority or preference to the series B preferred stock; or

        . redeems or repurchases for cash any of our common stock or other subordinate capital stock.

     Series C Preferred Stock

     As of March 13, 2001, there were 137,500 outstanding shares of our series C preferred stock.

     Stated Value. The series C preferred stock has a stated value of $1,000 per share.

     Dividend Rights. Upon declaration by our board of directors, each holder of series C preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series C preferred stock accrue at the annual rate of 5.5% of its stated value. If dividends are not paid in cash, they will be added to the stated value of the series C preferred stock semi-annually.

     Conversion Rights. Each holder of series C preferred stock has the right, at any time and at such holder's option, to convert any or all outstanding shares of series C preferred stock into shares of our common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $45.00. The conversion rate is subject to adjustment under the terms of the series C preferred stock anti-dilution protections as described in the following paragraph.

     Anti-Dilution Protection. The series C preferred stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances of our common stock below the then effective conversion price.

     Rank. The series C preferred stock ranks equally with our series B preferred stock and prior to the common shares and any of our other equity securities.

     Voting Rights. The holders of series C preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. Under the terms of the shareholders agreement, WCAS has agreed with us not to vote shares representing more than 14.9% of the votes entitled to be cast by all holders of voting securities until such time as Federal Communications Commission regulations would permit full voting rights. WCAS has granted Morgan Stanley a proxy to cast WCAS' votes in excess of 14.9%; provided, however, Morgan Stanley may not cast an aggregate number of votes that exceeds 9.9% of the votes entitled to be cast by all holders of our stock on a particular matter. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast that are not voted by Morgan Stanley pursuant to this proxy, will be voted proportionally with the shares held by our common shareholders.

     Liquidation Preference. Each share of series C preferred stock has a liquidation preference equal to the greater of its stated value plus all accrued dividends, whether or not the dividends are earned or declared, or the amount that would have been payable with respect to the number of shares of common stock into which a share of series C preferred stock was convertible immediately before such date.

     Put/Conversion Rights. Holders of a majority of series C preferred stock may require us to purchase all outstanding shares of series C preferred stock at a price per share equal to the stated value of the series C preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

     Change of Control. Upon a change of control, each holder of series C preferred stock may require us to convert its shares into cash, our common stock or a combination of cash and our common stock.

     Veto Rights. For so long as the series C preferred stock remains outstanding:

     . consent of all holders of the series C preferred stock is required for any action that alters or changes the rights, preferences or privileges of the series C preferred stock; and

     . consent of the holders of at least a majority of the series C preferred stock is required for any action that:

        . increases or decreases the authorized number of series C preferred stock;

        . amends or waives any provision of our Articles of Incorporation or bylaws that adversely affects the series C preferred stock;

        . authorizes the issuance of any additional shares of series C preferred stock or of any equity security that is equal with or with a priority or preference to the series C preferred stock; or

        . redeems or repurchases for cash any of our common stock or other subordinate capital stock.

     Preferred Share Purchase Rights

     In February 2000, we distributed as a dividend one preferred share purchase right, referred to in this particular section as a right, for each outstanding share of common stock. Each right entitles its holder to buy one one-thousandth of a share of NTELOS' series A junior preferred stock at an exercise price of $162.00, subject to adjustment. The rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding shares of our common stock. When exercisable, we may issue a share of common stock in exchange for each right other than those held by such person or group. If a person or group acquires 15% or more of our outstanding common stock, each right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire series A junior preferred stock or, at our option, common stock, having a value equal to twice the right's exercise price. If we are acquired in a merger or other business combination or if 50% of our assets or earnings power is sold or transferred, each right will entitle the holder, other than the acquiring person, to purchase common stock of the surviving company having a market value equal to twice the exercise price of the right. The rights will expire on February 26, 2010, and may be redeemed by us at any time before the tenth day after an announcement that a 15% position has been acquired, unless this time period has been extended by our board of directors.

     Until a person or group acquires or announces a tender offer for 15% or more of the common stock:

     . the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

     . any common stock certificates issued will contain a notation incorporating the rights agreement by reference; and

     . the surrender for transfer of any certificate for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificates.

     Rights may not be transferred, directly or indirectly, to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock, or to any affiliate or associate of any such person (including subsequent transferees). Any right that is the subject of a purported transfer to any such person will be null and void.

     This description of the terms of the rights does not purport to be complete and is qualified in its entirety by reference to the terms of the rights agreement, dated as of February 26, 2000, between NTELOS and Registrar and Transfer Company, as rights agent, as amended by Amendment No. 1, dated July 11, 2000. The rights agreement is incorporated herein by reference. See "Where To Find More Information" on page 3.

     The rights may have various anti-takeover effects. The rights will cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of our common stock if various events thereafter occur without the rights having been redeemed. However, the rights should not interfere with any merger or other business combination approved by our board and shareholders because the rights are redeemable under various circumstances.

     Additionally, under Amendment No. 1 to the rights agreement, neither WCAS nor any person to whom WCAS is permitted to transfer our common stock is deemed an acquiring person as long as it complies with the standstill provisions of the shareholders' agreement and beneficially owns only that capital stock provided for in:

     .  the terms of the series B preferred stock;

     .  the terms of the series C preferred stock;

     .  the warrants issued to WCAS; and

     . any other of our equity securities that could be acquired from us by WCAS or a WCAS permitted transferee in connection with WCAS' commitment to provide debt financing to NTELOS.

Provisions of NTELOS' Articles of Incorporation and Bylaws

          Our articles of incorporation and bylaws contain provisions which may have the effect of delaying or preventing a change in control of NTELOS. Our articles of incorporation and bylaws provide:

     . for division of the board of directors into three classes, with one class elected each year to serve a three-year term;

     . that directors may be removed only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote;

     .  that a vacancy on the board shall be filled by the remaining directors;
        and

     . that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

     Our articles of incorporation and bylaws also provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders may be called only by the Chairman of the board, the President or a majority of the total number of directors which the board would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the board.

Virginia Stock Corporation Act

     The Virginia Stock Corporation Act contains provisions governing "affiliated transactions" and "control share acquisitions." These provisions only apply to corporations with 300 or more shareholders. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and an interested shareholder, which is any holder of more than 10% of any class of its outstanding voting shares, by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder, or any reclassification, including reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

     For three years following the time that an interested shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an affiliated transaction with such interested shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder, and majority approval of the "disinterested directors." A disinterested director means, with respect to a particular interested shareholder, a member of the corporation's board of directors who was (i) a member on the date on which an interested shareholder became an interested shareholder and (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. After the expiration of the three-year period, the statute requires approval of the affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the interested shareholder.

     The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the interested shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

     None of these limitations and special voting requirements applies to a transaction with an interested shareholder whose acquisition of shares making such person an interested shareholder was approved by a majority of the Virginia corporation's disinterested directors.

     These provisions were designed to deter various takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. NTELOS has not opted out of the affiliated transactions provisions.

     Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

                          DESCRIPTION OF THE WARRANTS

     The warrants were issued pursuant to a placement agreement dated as of July 21, 2000, between NTELOS Inc. and Morgan Stanley & Co. Incorporated, First Union Securities, Inc. and SunTrust Equitable Securities Corporation and a warrant agreement dated July 26, 2000 between NTELOS Inc. and The Bank of New York, as warrant agent, in connection with our 13.0% senior notes due in 2010. The placement agreement and the warrant agreement are exhibits to this registration statement and are incorporated herein by reference. The following summary of certain provisions of the warrant agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement.

     In the description that follows, we summarize particular provisions of the warrant agreement. This summary does not restate the warrant agreement and excludes certain definitions and other information contained in the warrant agreement. While we believe this summary contains all the information about the warrant agreement that is important to your decision to purchase the warrants, it does not include all of the provisions of the warrant agreement that you may feel are important. It is the warrant agreement, and not this summary, that defines your rights as a warrant holder.

General

     Each warrant, when exercised, initially will entitle the warrant holder to purchase 1.8 shares of our common stock at an exercise price per share of $47.58. The warrants will initially entitle the warrant holders to purchase an aggregate of 504,000 fully paid and non-assessable shares of our common stock. The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain circumstances described below.

     The warrants may be exercised on any business day between July 26, 2001 and 5:00 p.m., New York time, on August 15, 2010. Any warrant not exercised before the close of business on August 15, 2010 will become void, and all rights of the holders under the warrants and the warrant agreement will cease.

     Any warrant may be transferred or endorsed to another party, in whole or in part, by giving written notice to the warrant agent. All warrant certificates will be numbered and registered in a warrant register as they are issued. We are entitled to treat the registered holder of any warrant on the warrant register as the owner in fact of such warrant for all purposes and will not be bound to recognize any other claim to or interest in such warrant on the part of any other person or entity.

     Certificates for warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any warrant at the office of our warrant agent. However, we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrants.

Certain Definitions

The warrant agreement contains, among others, the following definitions:

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with the specified Person. For the purposes of this definition, "control" with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Current Market Value" for any security purchased pursuant to the exercise of a warrant means the average daily closing sales price for the security for the 20 consecutive trading days immediately preceding such date or, if the stock has been registered for less than 20 trading days, then the average of the daily closing sales prices for all of the trading days before such date.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company trust, unincorporated organization, government or any agency thereof.

     "Warrant Certificate" means the registered certificates issued by us under the warrant agreement representing the warrants.

Exercise of Warrants

     In order to exercise all or any of the warrants, the holder is required to deliver the warrant certificate, the executed subscription form found on the reverse of the warrant certificate, and the exercise price to the warrant agent. Payment of the exercise price may be made:

        (1)  in cash;
        (2)  by certified check or bank draft payable to NTELOS Inc.; or
        (3) by wire transfer of immediately available funds to an account designated by NTELOS.

     Upon surrender of the warrant certificate and payment of the exercise price, we will, as soon as practicable but not later than 14 business days, cause the name of the person entitled to receive the common stock to be placed in our register of shareholders. Thereafter, we will cause to be issued and delivered a certificate or certificates for the number of full shares of common stock purchased. The stock certificates will be deemed to have been issued and any person designated therein shall be deemed to have become a holder of such shares as of the date of the surrender of the warrant certificate; provided, however, that in the case of transferring the shares or voting in a general shareholders' meeting, such holder will be deemed to be the holder of the shares only when the shares are entered in the register of shareholders in the name of such holder.

     We are not required to issue fractional shares of common stock on the exercise of warrants. If any fraction of a share of common stock would, except for the foregoing sentence, be issuable on the exercise of any warrant, we will pay to the holder an amount in cash equal to the current market value per share of common stock multiplied by such fraction, to the nearest whole cent. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights As Stockholders

     Holders of unexercised warrants are not entitled, as such, to any rights of a shareholder, including the right to receive dividends or other distributions, to vote on matters submitted to our stockholders, receive notice of any meeting of the stockholders, consent to any action of the stockholders or receive notice of any other stockholders proceedings.

Adjustments

     The exercise price payable and the number of shares of common stock purchasable upon the exercise of a warrant may be adjusted upon the occurrence of certain events, including the:

     . payment of a dividend in stock or the division, combination or reclassification of shares;

     . issuance of rights, options, warrants or convertible or exchangeable securities;

     . issuance or sale of shares of common stock below the then current market value per share;

     . distribution of debt, assets, subscription rights or convertible securities; or

     . expiration of rights, options, warrants or conversion or exchange privileges that previously resulted in an adjustment of the exercise price or number of shares purchasable upon the exercise of a warrant.

     In addition, our board of directors, in its sole discretion, may, at any time, decrease the exercise price of the warrants and/or increase the number of shares issuable upon the exercise of the warrants. No adjustment in the exercise price or in the number of shares of common stock (or other securities) issuable upon exercise of a warrant will be required unless the adjustment would result in an increase or decrease of at least 1% in the exercise price or number of shares issuable upon exercise of a warrant; provided, however, that any adjustment that is not made as a result of the foregoing will be carried forward and taken into account in any subsequent adjustment.

     In the event of a distribution to the holders of our common stock which results in an adjustment to the number of shares of common stock (or other securities) or other consideration for which a warrant may be exercised, the warrant holders may, in certain circumstances, be deemed to have received a distribution subject to the United States federal income tax as a dividend. See "Material U.S. Federal Tax Considerations" below.

Mergers, Consolidations, etc.

If we consolidate, merge or sell all or substantially all of our assets to another person, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which the holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto. However, if:

     . we consolidate, merge or sell all or substantially all of our assets to another person, not an affiliate, and the consideration payable to the holders of common stock in exchange for their shares is payable solely in cash; or

     .  we dissolve, liquidate or wind-up,

then the warrant holders will be entitled to receive distributions on an equal basis with the holders of common stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately before such event, less the exercise price. Upon receipt of such payment, if any, the warrants will expire and the rights thereunder will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, if we dissolve, liquidate or wind-up, we must deposit promptly with the warrant agent the funds, if any, required to pay the warrant holders. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the appropriate amount (or, in the case of consideration other than cash, such other consideration as is appropriate) to any persons as the warrant agent may be directed by the warrant holders in writing.

Amendments

     NTELOS and the warrant agent, without the consent of warrant holders, may amend or supplement the warrant agreement for certain purposes, including curing any defects, ambiguities or inconsistencies or making changes that do not have a material adverse effect on the warrant holders. Other changes and amendments to the warrant agreement may be effected with the written consent of the holders of a majority of the then outstanding warrants. The consent of each warrant holder affected is required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock or other securities issuable upon exercise of a warrant would be decreased, other than pursuant to adjustments provided for in the warrant agreement.

Reservation of Common Stock

     For so long as any warrants remain outstanding, we will reserve a sufficient number of authorized and unissued shares to provide for the exercise of the warrants. The shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or through us.


Reports

     For so long as any warrants remain outstanding, we will file with the Securities and Exchange Commission all information required to be filed with the Securities and Exchange Commission by Section 13(a) or 15(d) under the Exchange Act.

Registration Rights

     Pursuant to the warrant agreement and the related warrant registration rights agreement, we have filed a registration statement, of which this prospectus forms a part, covering the resale of the warrants. We have agreed to use our best efforts to cause the registration statement to be declared effective, subject to certain exceptions, on or before July 26, 2001.

     We will use our best efforts to maintain the effectiveness of the registration statement until all of the warrants have been resold, but no later than August 15, 2011. During any consecutive 365-day period while the warrants are exercisable, we will have the ability to suspend the availability, effectiveness or use of the registration statement for up to two 30-consecutive-day periods, except during the 30 days immediately prior to the expiration date, if our board of directors determines in good faith that there is a valid purpose for such suspension and provides notice of such determination to the warrant holders at their addresses appearing in the warrant register.

     In the event that this registration statement is not declared effective on or before July 26, 2001, we will be required to pay $.05 per warrant per week to each warrant holder until the registration statement is declared effective.


                     MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF WARRANTS AND COMMON STOCK THAT MAY BE SPECIFIC TO THEM, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY FEDERAL, STATE, LOCAL OR FOREIGN LAWS.

     The following discussion summarizes material U.S. federal income tax consequences that may be relevant to the ownership and disposition of warrants and common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address consequences that apply to persons subject to special rules, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, holders whose "functional currency" is not the U.S. dollar, and holders who engage in straddle or "hedging" transactions. The following discussion is based on existing law, which is subject to change at any time, possibly with retroactive effect.

     In this discussion, the term "U.S. holder" means a beneficial owner of a security that for United States federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, (3) an estate or trust described in Section 7701(a)(30) of the Code or (4) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis. The term "non-U.S. holder" means a holder who is not a U.S. holder.


U.S. Holders

     Disposition of Warrants. A U.S. holder will recognize gain or loss upon the sale, lapse or other taxable disposition of a warrant. The amount of gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder's tax basis in the warrant. A U.S. holder's tax basis in a warrant will generally equal the cost. The cost of a warrant acquired upon issuance as part of a unit that included 13% senior notes is the portion of the unit's cost allocated to the warrant. The gain or loss recognized will be capital gain or loss if the common stock to which the warrant relates would be a capital asset in the hands of the holder. Capital gain or loss will be long term if the holding period for the warrant exceeds one year at the time of the sale, lapse or other disposition.

     Exercise of Warrants. The exercise of a warrant will not be a taxable event for the exercising U.S. holder, except with respect to any cash received in lieu of a fractional share. The aggregate tax basis in shares of common stock acquired upon exercise of a warrant, including any fractional share interest, will equal the sum of holder's tax basis in the exercised warrant plus the exercise price. The holding period for shares of common stock acquired upon exercise of a warrant will commence on the day after the date of exercise. If a holder receives cash in lieu of a fractional share of common stock, the holder will be treated as though the fractional share had been received and then sold for the cash. A pro rata portion of the aggregate tax basis for the common stock is to be allocated to the fractional share to determine the amount of gain or loss on the deemed sale of the fractional share.

     Adjustments to Warrants. An adjustment to the exercise price or to the number of shares of common stock purchasable upon exercise of a warrant generally will not be a taxable event. However, an adjustment may in certain circumstances (such as an adjustment made because of a taxable distribution on common stock) result in a constructive distribution that could be taxable as a dividend to holders of warrants under Section 305 of the Code. In that event, a holder's tax basis in warrants would be increased by the amount of the holder's dividend resulting from the adjustment.

     Dividends Paid on Common Stock. The amount of any distribution paid on a U.S. holder's common stock will be taxable as ordinary dividend income to the extent the distribution is paid from our current or accumulated earnings and profits as determined for United States federal income tax purposes. Corporate holders may be entitled to a dividends-received deduction and are urged to consult their own tax advisors. If a distribution exceeds the earnings and profits, the excess paid to a U.S. holder will reduce the holder's tax basis in common stock and, if and to the extent the excess is more than the tax basis, will be treated as gain from a sale of common stock.

     Disposition of Common Stock. Upon the sale or other taxable disposition of common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale and the holder's tax basis in the common stock. Gain or loss on the disposition of common stock will be long-term if, at the time of the disposition, the holding period for the common stock exceeds one year.

     Information Reporting and Backup Withholding. In general, payments (such as dividends) made on, and proceeds from the sale of, the warrants and common stock acquired by the exercise of a warrant held by a noncorporate U.S. holder will be reportable by the payor to the Internal Revenue Service. Payments made on, and proceeds from the sale of, the warrants and common stock acquired on the exercise of a warrant may be subject to a "backup" withholding tax of 31%, unless the holder provides the payor required information and otherwise complies with certain certification or exemption requirements. Any amounts withheld as backup withholding tax will be allowable as a credit against the holder's income tax liability, or refunded, provided required information is provided to the Internal Revenue Service.

Non-U.S. Holders

     Exercise of Warrants. The U.S. federal income tax consequences of the exercise of a warrant by a non-U.S. holder generally are the same as described above for a U.S. holder.

     Dividends Paid on Common Stock. Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or, if the non-U.S. holder qualifies under an applicable income tax treaty, a lower rate specified by treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States generally are not subject to the withholding tax, but instead are subject to United Sates federal income tax on a net income basis at applicable rates, plus (in the case of corporations) a possible "branch profits tax." A non-U.S. holder must comply with certain certification and other requirements in order for dividends to be exempt from withholding as effectively connected income. Under new United States Treasury regulations, a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate (or avoid back-up withholding as discussed below) must satisfy applicable certification and other requirements. A non-U.S. holder of common stock eligible for a reduced rate of United States withholding tax may claim a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     Disposition of Warrants or Common Stock. A non-U.S. holder generally will not be subject to United States federal income tax on gain on a sale or other disposition of warrants or common stock, unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States,
(ii) in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes. A non-U.S. holder described in clause (i) generally will be subject to tax on the gain under regular United States federal income tax rates. If the gain of a non-U.S. holder that is a foreign corporation falls under clause (i), it also may be subject to the branch profits tax. An individual non-U.S. holder described in clause (ii) will be subject to a 30% tax on the gain, which may be offset by United States source capital losses. We do not believe we are or have been, and do not expect to become, a "U.S. real property holding corporation," although no assurance can be given that we will not.

     Federal Estate Tax. Common stock or warrants held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Backup Withholding. Payments made on, and proceeds from the sale of, warrants or common stock generally will be reportable by the payor to the Internal Revenue Service. Copies of the information returns may also be made available to tax authorities in the country where a non-U.S. holder resides under the provisions of an applicable income tax treaty. Backup withholding at the rate of 31% may apply to dividends paid to non-U.S. holders unless applicable certification requirements regarding the holder's status as a non-U.S. person are met. Payment of the proceeds of a sale by or through a United States office of a broker, or a foreign office of certain brokers with U.S. connections, may be subject to backup withholding unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided required information is furnished to the Internal Revenue Service.

The preceding federal tax discussion may not be applicable to a holder, depending on the holder's particular situation, and therefore each holder should consult a tax advisor about the tax consequences of ownership and disposition of any warrants or common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law.


                           SELLING SECURITY HOLDERS

     We issued 280,000 warrants to the initial purchasers in connection with the units offering on July 26, 2000. We are registering the warrants to permit public secondary trading of the warrants.

     The following table sets forth, as April 20, 2001, information with respect to the warrants owned by the selling security holders listed below. The following information has been obtained from The Depository Trust Company.

                                          Warrants Beneficially Owned      Warrants To Be       Warrants Beneficially
Name of Selling  Security Holder              before the Offering           Offered (1)       Owned after the Offering
-------------------------------           ---------------------------      --------------     ------------------------
The Bank of New York                               22,950                       22,950                   -0-
Bankers Trust Company                               3,100                        3,100                   -0-
Boston Safe Deposit and Trust Company                 100                          100                   -0-
Chase Bank of Texas, N.A.                           7,500                        7,500                   -0-
Chase Manhattan Bank                               89,875                       89,875                   -0-
CitiBank, N.A.                                     16,630                       16,630                   -0-
Goldman Sachs International                         2,000                        2,000                   -0-
Investors Bank & Trust Company                         50                           50                   -0-
Morgan Stanley & Co. Incorporated                  63,350                       63,350                   -0-
The Northern Trust Company                            170                          170                   -0-
PNC Bank, National Association                      2,160                        2,160                   -0-
SSB - Trust Custody                                 2,000                        2,000                   -0-
State Street Bank and Trust Company                67,055                       67,055                   -0-
U.S. Bank National Association                         60                           60                   -0-
Wells Fargo Bank Minnesota, N.A.                    3,000                        3,000                   -0-

______________
     (1) Each warrant may be exercised for 1.8 shares of our common stock at an exercise price of $47.58 per share. Under the warrant agreement we are not required to issue fractional shares of common stock on the exercise of warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrant, we will pay the security holder an amount in cash calculated to equal the then current market value per share multiplied by the fraction of a share issuable, to the nearest whole cent. None of the selling security holders will have the right to receive more than 1% of our outstanding common stock upon exercise of the warrants.

     Because the selling security holders may offer all or a portion of their warrants, we cannot estimate the number of warrants that will be held by the selling security holders upon termination of any such sales. In addition, the selling security holders identified above may have sold, transferred or otherwise disposed of all or a portion of their warrants in transactions exempt from the registration requirements of the Securities Act in between the date on which they provided is with the information regarding their warrants and the date of this prospectus. See "Plan of Distribution" below.

     Only selling security holders identified above who beneficially own the securities listed opposite their name on the effective date of the registration statement, of which this prospectus is a part, may sell those securities under the registration statement. Prior to any use of this prospectus by any holder, not identified above, in connection with an offer of warrants, we will supplement this prospectus to set forth the name and number of shares beneficially owned by the selling security holder intending to sell such warrants, and the number of warrants to be offered. The prospectus supplement will also disclose whether any selling security holder selling in connection with the prospectus supplement has held any position or office with, been employed by, or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus.

                               PLAN OF DISTRIBUTION

     We determined the exercise price of the warrants through negotiation with the initial purchasers of the warrants in connection with the units offering. We will not receive proceeds from the sale of the warrants, except that upon the exercise of a warrant we will receive the exercise price.

     The selling security holders may from time to time offer and sell the warrants. We have registered their warrants for resale to provide the selling security holders with freely tradable securities. However, registration does not necessarily mean that the selling security holders will offer and sell any warrants.

     The warrants may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the warrants for whom it may act as an agent. The selling security holders and any such underwriters, dealers or agents that participate in the distribution of warrants may be deemed to be underwriters, and any profit on the sale of warrants by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At any time a particular offer of warrants is made, if required, a prospectus supplement will be distributed which will set forth the number and price of the warrants being offered and the terms of the offering, including the name or names of any selling security holders and underwriters, dealers or agents, any discounts, commissions and other items constituting dealers. The prospectus supplement and, if necessary, a post-effective amendment to this registration statement of which this prospectus is a part will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the warrants.

     The warrants may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling security holders or by agreement between the selling security holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     Pursuant to a warrant registration rights agreement entered into between us and the selling security holders on July 26, 2000, we agreed to pay substantially all of the expenses incident to the registration and offering of the warrants other than underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the warrants by the selling security holders. Pursuant to the warrant registration rights agreement, the selling security holders and any underwriter they may utilize will be indemnified by us against certain civil liabilities under the Securities Act.


                                  LEGAL MATTERS

     Certain legal matters in connection with the warrants, including the validity of the warrants, will be passed upon for us by Hunton & Williams, Atlanta, Georgia.

                                     EXPERTS

     The consolidated financial statements of NTELOS as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of the West Virginia PCS Alliance as of December 31, 2000 and 1999 and for each of three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of the Virginia PCS Alliance as of December 31, 1999 and 1998 and for each of three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of R&B Communications, Inc. as of December 31, 2000 and 1999 and for the years then ended incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of PrimeCo Personal Communications, L.P. Richmond Major Trading Area as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference to the prospectus filed pursuant to Rule 424(b) by NTELOS (formerly CFW Communications Company) on November 9, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Registration and Distribution.

     The following is a reasonable itemized statement of all expenses in connection with the registration and distribution of the notes, other than transfer taxes. No portion of these expenses is to be borne by the selling security holders:

Registration Fee...............................................        $    53
Legal Fees and Expenses........................................        $10,000
Accounting Fees and Expenses...................................        $10,000
Miscellaneous..................................................        $ 5,000
                                                                  -----------------
  Total........................................................        $25,053
                                                                  =================

Item 15.  Indemnification of Directors and Officers.

     The Virginia Stock Corporation Act permits, and the registrant's Bylaws require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act.

     Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation
Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the registrant shall be liable to the registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the registrant or brought by or on behalf of stockholders of the registrant, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

     Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of NTELOS pursuant to the foregoing provisions, or otherwise, NTELOS has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NTELOS of expenses incurred or paid by a director, officer or controlling person of NTELOS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NTELOS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

      Exhibit
       Number                                                 Description
--------------------  -------------------------------------------------------------------------------------------
       1.1            Placement Agreement, dated as of July 21, 2000, by and among Morgan Stanley & Co.
                      Incorporated, First Union Securities, Inc., SunTrust Equitable Securities Corporation and
                      NTELOS Inc. (Incorporated by reference to the Company's Registration Statement on Form
                      S-4, dated as of October 26, 2000.)
       1.2            Warrant Agreement, dated as of July 26, 2000, by and among The Bank of New York and NTELOS
                      Inc. (Incorporated by reference to the Company's Current Report on Form 8-K, dated as of
                      August 4, 2000.)
       4.1            Warrant Certificate (included in Exhibit 1.2).
       4.2            Warrant Registration Rights Agreement, dated as of July 26, 2000, by and among NTELOS Inc.
                      and Morgan Stanley & Co. Incorporated, First Union Securities, Inc.,  and SunTrust
                      Equitable Securities Corporation. (Incorporated by reference to the Company's Registration
                      Statement on Form S-4, dated as of October 26, 2000.)
       4.3            Rights  Agreement,  dated February  26,  2000, between NTELOS Inc. and Registrar and
                      Transfer Company. (Incorporated by reference to the Company's Registration Statement on
                      Form 8-A, dated February 29, 2000).
       4.3.1          Amendment No. 1 to the Rights Agreement, dated July 11, 2000,  between NTELOS Inc. and
                      Registrar and Transfer Company. (Incorporated by reference to the Company's Registration
                      Statement on Form 8-A/A, dated August 10, 2000).
       5.1*           Opinion of Hunton & Williams regarding the legality of the securities being registered.
      23.1*           Consent of Hunton & Williams (included in Exhibit 5.1).
      23.2*           Consent of McGladrey & Pullen LLP
      23.3*           Consent of PricewaterhouseCoopers LLP
      24.1*           Power of Attorney (included on the signature page of this Registration Statement).

_______________

     * Filed herewith.


Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Waynesboro, Commonwealth of Virginia, on April 26, 2001.



                              NTELOS Inc.
                              a Virginia corporation
                               (Registrant)


                              By: /s/ James S. Quarforth
                                  ------------------------
                                 James S. Quarforth
                                 Chief Executive Officer
                                 (Principal Executive Officer)

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each of the directors and/or officers of NTELOS Inc. whose signature appears below hereby appoints Michael B. Moneymaker and David M. Carter, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable NTELOS Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                   Signature                                          Title                            Date
------------------------------------------------  ---------------------------------------------   -------------
/s/  James S. Quarforth                           Chief Executive Officer and Director            April 26, 2001
------------------------------------------------  (Principal Executive Officer)
James S. Quarforth

/s/  Michael B. Moneymaker                        Chief Financial Officer                         April 26, 2001
------------------------------------------------  (Principal Financial and Accounting Officer)
Michael B. Moneymaker

/s/  J. Allen Layman                              Chairman of the Board and President             April 26, 2001
------------------------------------------------
J. Allen Layman

/s/  Phyllis H. Arnold                            Director                                        April 26, 2001
------------------------------------------------
Phyllis H. Arnold

/s/  Anthony J. de Nicola                         Director                                        April 26, 2001
------------------------------------------------
Anthony J. de Nicola

/s/  William W. Gibbs, V                          Director                                        April 26, 2001
------------------------------------------------
William W. Gibbs, V

/s/  A. William Hamill                            Director                                        April 26, 2001
------------------------------------------------
A. William Hamill

/s/  C. Wilson McNeely, III                       Director                                        April 26, 2001
------------------------------------------------
C. Wilson McNeely, III

/s/  John B. Mitchell, Sr.                        Director                                        April 26, 2001
------------------------------------------------
John B. Mitchell, Sr.

/s/ John N. Neff                                  Director                                        April 26, 2001
------------------------------------------------
John N. Neff

/s/  Carl A. Rosberg                              Director                                        April 26, 2001
------------------------------------------------
Carl A. Rosberg

/s/  John B. Williamson, III                      Director                                        April 26, 2001
------------------------------------------------
John B. Williamson, III


                                 EXHIBIT INDEX

      Exhibit
       Number                                                 Description
--------------------  -------------------------------------------------------------------------------------------
        1.1           Placement Agreement, dated as of July 21, 2000, by and among Morgan Stanley & Co.
                      Incorporated, First Union Securities, Inc., SunTrust Equitable Securities Corporation and
                      NTELOS Inc. (Incorporated by reference to the Company's Registration Statement on Form
                      S-4, dated as of October 26, 2000.)
        1.2           Warrant Agreement, dated as of July 26, 2000, by and among The Bank of New York and NTELOS
                      Inc. (Incorporated by reference to the Company's Current Report on Form 8-K, dated as of
                      August 4, 2000.)
        4.1           Warrant Certificate (included in Exhibit 1.2).
        4.2           Warrant Registration Rights Agreement, dated as of July 26, 2000, by and among NTELOS Inc.
                      and Morgan Stanley & Co. Incorporated, First Union Securities, Inc.,  and SunTrust
                      Equitable Securities Corporation. (Incorporated by reference to the Company's Registration
                      Statement on Form S-4, dated as of October 26, 2000.)
        4.3           Rights  Agreement,  dated February  26,  2000, between NTELOS Inc. and Registrar and
                      Transfer Company. (Incorporated by reference to the Company's Registration Statement on
                      Form 8-A, dated February 29, 2000).
        4.3.1         Amendment No. 1 to the Rights Agreement, dated July 11, 2000,  between NTELOS Inc. and
                      Registrar and Transfer Company. (Incorporated by reference to the Company's Registration
                      Statement on Form 8-A/A, dated August 10, 2000).
        5.1*          Opinion of Hunton & Williams regarding the legality of the securities being registered.
       23.1*          Consent of Hunton & Williams (included in Exhibit 5.1).
       23.2*          Consent of McGladrey & Pullen LLP
       23.3*          Consent of PricewaterhouseCoopers LLP
       24.1*          Power of Attorney (included on the signature page of this Registration Statement).

  _______________
     * Filed herewith.